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As filed with the Securities and Exchange Commission on January 5, 2001

Registration No.      -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STARBRIDGE GLOBAL INC.
(Exact name of registrant as specified in its charter)

Nevada	94-3346241
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Suite 2, 25 Prospect Street
Box Hill, VC 3128, Australia
(Address of Principal Executive Offices, Including Zip Code)

Non-Qualified Stock Option Agreements with David Turik, Willie Lo, Maurice Fink, Robert Talbot-Stern and Martin Dougherty, October 20, 2000	Director's Service Agreements with David Turik, Willie Lo, Maurice Fink, Robert Talbot-Stern and Martin Dougherty, October 20, 2000
Consultancy Contract with Richard A. Pullia, September 1, 2000	Business Consulting Services Agreement with Rosemary Nguyen, November 15, 2000

(Full Titles of the Plans)

Marion V. Larson, Esq.
Riddell Williams P.S.
Suite 4500
1001 4th Avenue Plaza
Seattle, WA 98154-1065
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock	15,283,429 Shares	$7,881,664	$1,970

(1)
Estimated solely for purposes of computing the registration fee pursuant to Rules 457(c) and 457(h) based on an offering price of $0.5157 per share (the average of the high and low sales prices reported by the Nasdaq OTC Market on January 2, 2001) for the shares issued or issuable under the Directors Service Agreements, the Option Agreements, the Consultancy Contract, and the Business Agreement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    This registration statement relates to: 5,000,000 shares of the Registrant's Common Stock, par value $.001 (the "Common Stock"), issued pursuant to Director's Service Agreements between the Registrant and each of David Turik, Willie Lo, Maurice Fink, Robert Talbot-Stern and Martin Dougherty (the "Directors Service Agreements"); 10,000,000 shares of Common Stock reserved for issuance pursuant to the Non-Qualified Stock Option Agreements between the Registrant and each of David Turik, Willie Lo, Maurice Fink, Robert Talbot-Stern and Martin Dougherty (the "Option Agreements"); 33,429 shares of Common Stock, issued pursuant to a Consultancy Contract between the Registrant and Richard A. Pullia (the "Consultancy Contract"); and 250,000 shares of Common Stock, issued pursuant to a Business Consulting Services Agreement between the Registrant and Rosemary Nguyen (the "Business Agreement")

Item 3.  Incorporation of Documents by Reference

    The following documents are incorporated in this Registration Statement by reference:

      1.  The Registrant's Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 5, 2000, pursuant to Section 13 or 15(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act"), as amended by Form 8-K/A, Amended Current Report, filed on April 18, 2000, filed by the Registrant with the Securities and Exchange Commission pursuant to the Exchange Act; and

      2.  All other reports filed by the Registrant with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since April 5, 2000.

    All documents filed by the Registrant with the Securities and Exchange Commission after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

    Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers

    Sections 78.745 through 78.752 of the Nevada Revised Statutes authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article VII of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and agents to the maximum extent permitted by Nevada law.

    Section 78.7502 of the Nevada Revised Statutes authorizes a corporation to limit a director's or officer's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director if the director or officer acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.751 prohibits a corporation from indemnifying a director or officer in certain circumstances if a final adjudication by a court establishes acts or omissions involving intentional misconduct, fraud or a knowing violation of the law.

Item 7.  Exemption from Registration Claimed

    The Registrant believes that the issuances of Common Stock, made and to be made by the Registrant, are exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder, as a transaction not involving any public offering. No broker-dealer was involved therein and the securities involved have been subject to the appropriate transfer restrictions. All purchasers have had adequate access, through their employment or consulting or other relationships, to sufficient information about the Registrant to make an informed investment decision.

Item 8.  Exhibits

Exhibit Number		Description
3.1	(a)	Articles of Incorporation of Equishare Development Corp. (name changed to Southland Financial, Inc. on April 24, 1995 and changed again to Starbridge Global Inc. on November 21, 2000)
3.1	(b)	Certificate of Amendment to Articles of Incorporation, filed with the Secretary of State of Nevada on November 21, 2000 (incorporated by reference to Exhibit 3.1 of Registrant's Form 8-K dated November 13, 2000, file number 0-28645).
3.2		Bylaws of Southland Financial, Inc.
5.1		Opinion of Riddell Williams P.S.
23.1		Consent of Riddell Williams P.S. (included in Exhibit 5)
23.2		Consent of Armondo C. Ibarra, Certified Public Accountants
24.1		Powers of Attorney (included on signature page)
99.1		Form of Director's Service Agreement
99.2		Form of Non-Qualified Stock Option Agreement
99.3		Consultancy Contract with Richard A. Pullia
99.4		Business Consulting Services Agreement with Rosemary Nguyen

Item 9.  Undertakings

  (a)
  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Box Hill, VC 3128, Australia, on January 4, 2001.

STARBRIDGE GLOBAL INC.
By:	/s/ DAVID TURIK David Turik President

POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints David Turik and Maurice Fink, and each of them severally, such person's true and lawful attorneys-in-fact and agents, with full power to act without the other and with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments and post-effective amendments to this Registration Statement, any and all supplements hereto, and any and all other instruments necessary or incidental in connection herewith, and to file the same with the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ DAVID TURIK David Turik	President and Principal Executive Officer	January 4, 2001
/s/ WILLIE LO Willie Lo	Principal Accounting Officer and Principal Financial Officer, Secretary, Treasurer and Director	January 4, 2001
/s/ LARRY SMITH Larry Smith	Chairman of the Board of Directors	January 4, 2001
/s/ MAURICE FINK Maurice Fink	Director	January 4, 2001
/s/ ROBERT TALBOT-STERN Robert Talbot-Stern	Director	January 4, 2001
/s/ MARTIN DOUGHERTY Martin Dougherty	Director	January 4, 2001

EXHIBIT INDEX

Exhibit Number		Description
3.1	(a)	Articles of Incorporation of Equishare Development Corp. (name changed to Southland Financial, Inc. on April 24, 1995 and changed again to Starbridge Global Inc. on November 21, 2000)
3.1	(b)	Certificate of Amendment to Articles of Incorporation, filed with the Secretary of State of Nevada on November 21, 2000 (incorporated by reference to Exhibit 3.1 of Registrant's Form 8-K dated November 13, 2000, file number 0-28645).
3.2		Bylaws of Southland Financial, Inc.
5.1		Opinion of Riddell Williams P.S.
23.1		Consent of Riddell Williams P.S. (included in Exhibit 5)
23.2		Consent of Armondo C. Ibarra, Certified Public Accountants
24.1		Powers of Attorney (included on signature page)
99.1		Form of Director's Service Agreement
99.2		Form of Non-Qualified Stock Option Agreement
99.3		Consultancy Contract with Richard A. Pullia
99.4		Business Consulting Services Agreement with Rosemary Nguyen

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX